Exhibit 6

                          JOINT FILING AGREEMENT


               In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, $.10 par value per share, of Nantucket Industries, Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by
Section 13d-1(f)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated:  December 23, 1997

GUESS ?, INC.                             PAUL MARCIANO TRUST

                                          By: /s/ PAUL MARCIANO
By: /s/ GLENN WEINMAN                         Paul Marciano, as Trustee of the
    Name: Glenn Weinman                       Paul Marciano Trust Under Trust
    Title:  Corporate Secretary               Dated 2/20/86


MAURICE MARCIANO TRUST                    /s/ PAUL MARCIANO
                                          PAUL MARCIANO

By: /s/ MAURICE MARCIANO                 ARMAND MARCIANO TRUST
    Maurice Marciano, as Trustee
    of the Maurice Marciano Trust        By: /s/ ARMAND MARCIANO
    (1995 Restatement)                      Armand Marciano, as Trustee of the
                                            Armand Marciano Trust Under Trust
                                            Dated 2/20/86


/s/ MAURICE MARCIANO                     /s/ ARMAND MARCIANO
MAURICE MARCIANO                         ARMAND MARCIANO